Exhibit 10.16

August 3, 2018

Gary Steele

Re: Upwork Inc. Board of Directors

Dear Gary:

On behalf of Upwork Inc. (the “Company”), I am pleased to present you our offer to become a member of the Board of Directors (the “Board”) and a member of the Board’s Compensation Committee. As a Board member, you will be responsible for attending in person or by telephone, all Board meetings and all meetings of Board committees on which you sit, including all meetings of the Compensation Committee. In addition, from time to time, we would like to have the benefit of your experience and insight regarding various Company-related matters.

As a member of the Board and of the Compensation Committee, you will have the roles, responsibilities and fiduciary duties of a director as set forth in applicable corporate law and the Company’s governing corporate documents, committee charters and policies, copies of which are enclosed with this letter. You may be removed from the Board at any time for any reason by the Board or the stockholders of the Company, in accordance with applicable corporate law and the Company’s governing corporate documents. You agree that this letter does not create any employer/employee relationship with the Company and that you will not be entitled to participate in any of the Company’s benefit plans, other than as provided in this letter.

The Company agrees to recommend to the Board that you be offered the following compensation for your service as a Board member:

•	Following the Company’s initial public offering (the “IPO”), annual cash compensation of $35,000 for general Board service.

•	Following the Company’s IPO, annual cash compensation of $5,000 for service as a Compensation Committee member.

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For joining the Board, we will recommend to the Board that you be granted a non-qualified stock option to purchase up to 150,527 shares of the Company’s Common Stock (the “Initial Grant”). The Initial Grant will be subject to the terms and conditions of the Company’s 2014 Equity Incentive Plan (the “Plan”) and the applicable stock option agreement. The exercise price per share of the Initial Grant will be equal to the fair market value per share on the date the Initial Grant is granted, as determined by the Board in good faith. There is no guarantee that the Internal Revenue Service will agree with this value. The Initial Grant will vest, so long as you serve as a director of the Company, with respect to 1/3rd of the shares upon your completion of each year of Board service with the Company, which vesting will commence with your first date of service as a director of the Company. The Initial Grant will be immediately exercisable; however, the shares issued upon exercise thereof will be subject to the Company’s right of repurchase to the extent any such shares remain unvested as of your last date of Board service at the original exercise price that you paid. You should consult with your own tax advisor concerning the tax consequences associated with accepting the Initial Grant.

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Following the IPO, we will also recommend to the Board that you be granted an annual equity award with a fair market value of $150,000 (as determined by the Board in accordance with the 2018 Equity Incentive Plan (the “IPO Plan”) expected to be adopted in connection with the Company’s IPO) for each year of continued service as a member of the Board starting in your second year of service as a member of the Board (each, an “Annual Grant” and, together with the Initial Grant, the “Awards”). Each Annual Grant will be subject to the terms and conditions of the IPO Plan and the applicable award agreement. Each Annual Grant will vest in full, so long as you serve as a director of the Company, upon your completion of one year of Board service with the Company from the date of grant. You should consult with your own tax advisor concerning the tax consequences associated with accepting the Annual Grants.

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In the event of a change in control of the Company while you are a Board member, your then-outstanding Awards will become fully vested immediately with respect to 100% of the shares issued or issuable thereunder as of immediately prior to the closing of the change in control.

The Company will reimburse reasonable travel and other business expenses in connection with your duties as a Board member in accordance with the Company’s generally applicable policies. In addition, you will receive certain indemnification rights with respect to your service as a Board member, provided that you execute the Company’s form of indemnification agreement. The Company currently maintains Directors & Officers insurance coverage from a reputable insurer. Details of such coverage are available upon request.

This letter will be governed by and construed under the laws of the State of Delaware without regard to principles of conflicts of laws or choice of laws, and may be amended only by a written agreement of both you and the Company. The foregoing constitutes the complete agreement between us with respect to the subject matter hereof and supersede in all respects all prior or contemporaneous proposals, negotiations, conversations, discussions and agreements between us. This letter may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

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Gary, I am excited about you joining our Board at a key time for the Company and look forward to working with you to help make the Company truly great and prosperous. Please acknowledge your receipt of and agreement with this letter by signing and dating this letter and returning it to me.

Very truly yours,

UPWORK INC.

By:	/s/ Thomas Layton
Name: Thomas Layton
Title: Executive Chairman

ACCEPTED AND AGREED:

/s/ Gary Steele
Gary Steele

8/4/18
Date